Exhibit 10.1

September 30, 2016
John Dugenske
Address on file with the Company

Dear John,
On behalf of the Allstate Insurance Company, I am pleased to officially extend an offer for you to join us as Executive Vice President & Chief Investment Officer. We are enthusiastic about the prospect of you joining the Allstate team and are confident that your career with us will be exciting and rewarding. We hope that your response is favorable and look forward to a reply by October 7, 2016.
The terms and conditions of this offer are briefly outlined below, and are contingent upon successful completion of your pre-employment background check and drug test. In addition, as a condition of your employment with Allstate, read, sign, and agree to the terms of the Intellectual Property Assignment Agreement. You will be given access to this and other important documents through the Allstate Onboarding Portal. You will receive an email with the link to the Allstate Onboarding Portal once you have satisfied the background and drug screen requirement. Please complete all documentation prior to your start date.
Base Salary:
Your annualized base salary will be $725,000 and $27,885 will be paid bi-weekly. Subsequent increases in base salary, generally awarded on an annual basis in March, will be dependent on enterprise-wide guidelines and your performance.
Cash and Equity Incentive Compensation:
Cash:
You will be eligible to participate in the Annual Executive Incentive Plan. Your target incentive opportunity is 125% of your base salary. If the maximum corporate and business unit performance level is achieved, the maximum incentive funding is 250%. Please keep in mind the annual incentive award is 100% discretionary and your individual award may be higher or lower based on your individual performance and leader discretion. Any annual incentive award for the year in which you join Allstate will be pro-rated based on your hire date. Annual cash incentive awards are payable in March following the end of the performance year.

The Allstate Corporation 2775 Sanders Road Northbrook, IL 60062

Equity:
You will be eligible for annual awards of equity equal to 300% of your base salary. This award will be granted 60% in performance stock awards (PSA) and 40% in stock options and is typically granted in February.
Equity awards are generally granted annually, with manager discretion and with the approval of The Allstate Corporation Board of Directors.
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Stock options generally have a ten-year term and vest one third on each of the first, second, and third anniversaries of the grant date.

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Performance Stock Awards that are earned will convert into shares of Allstate stock on the third anniversary of the grant date. In addition, PSAs accumulate quarterly dividend equivalents in cash payable upon vesting. As a senior executive, you are subject to stock ownership guidelines and retention requirements.
Sign-on Bonus - Cash and Equity:
You will be eligible to receive a cash sign-on bonus of $4,000,000, less applicable withholdings, payable in two installments: $2,000,000 payable within 60 days of your start date with the balance of $2,000,000 payable within 30 days after the 1st anniversary of your start date. You must be employed by Allstate on the dates each installments payable in order to receive the sign-on bonus. If you terminate your employment with Allstate within 24 months of either sign-on payment date, within 30 days of the date of your termination, you must repay to Allstate a prorated amount calculated over a 24-month period from the payment date. For purposes of determining the proration, each payment will be treated as a separate payment and any proration calculated over a 24-month period from the payment date.
Also, you will be eligible to receive an equity sign-on bonus of $4,000,000 to be granted in restricted stock units. The restricted stock units will be granted to you on the third business day on which the New York Stock Exchange is open for trading of the month immediately following your first day of employment.
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Restricted stock units will become 100% vested on the day prior to the third anniversary of the grant date. In addition, the restricted stock units accumulate quarterly dividend equivalents in cash payable upon vesting. As a senior executive, you are subject to stock ownership guidelines and retention requirements.

Restrictive Covenants and Other Obligations Arising from Prior Employment:
Allstate expects its employees to comply with the terms of any restrictive covenants and other obligations, including but not limited to non-competition, non-solicitation and confidentiality provisions, to which they may be subject as a result of any former employment relationships. By signing this letter, you represent that any such covenant or obligation to which you may be subject is not an impediment to accepting employment with, or performing services for, Allstate. In your position at UBS Global Asset Management,

The Allstate Corporation 2775 Sanders Road Northbrook, IL 60062

you may have been exposed to confidential information and trade secrets. In the event that you come to work at Allstate, we would expect that you would not disclose or use any of that information in your position here. To the extent you are subject to any restrictive covenants or other obligations from prior employment relationships, we advise you to seek the advice of counsel prior to accepting employment with Allstate.
Vacation and Holidays:
Allstate provides a Paid Time Off bank to employees. This bank is intended to provide you with additional flexibility in planning your professional and personal life. The PTO bank is designed to be used for vacation, personal matters, family illness and illness not covered by the short term disability plan.
You will be eligible for 25 days of PTO on an annual basis, prorated for your first year of employment based on your date of hire.
In addition to PTO days, you will receive company holidays and miscellaneous time off for events such as a funerals and jury duty.
Benefits:
Accompanying this letter is an outline of the benefits provided to you. You are eligible to participate in the medical plan on your first day of employment. Coverage under the medical plan is not subject to pre-existing limitations.
Executive Perquisites:
You will receive the following perquisites:
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Annual car allowance of $13,560 ($1,130 per month)
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Financial planning services, provided by a vendor of your choice, will be reimbursed by Allstate for up to $10,000 annually
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Personal tax preparation services provided by an Allstate vendor
Change in Control
You will be eligible to participate in The Allstate Corporation Change in Control Severance Plan which provides severance benefits if your employment with Allstate is terminated either by Allstate without cause or if you terminate for good reason as defined in the Change in Control Severance Plan during the two years following a change in control.

The Allstate Corporation 2775 Sanders Road Northbrook, IL 60062

Retirement Plan and 401(k):
You will participate in the Allstate Retirement Plan, and will be automatically enrolled in the Allstate 401(k) Savings Plan unless you decline enrollment as provided in the plan.
The Allstate Retirement Plan is a pension plan that is funded by Allstate and provides benefits at retirement based on pay credits and interest credits under a cash balance formula. Pay credits are determined based on compensation and years of service.
The Allstate 401(k) Savings Plan allows eligible employees to make pre- and after-tax deposits to their 401(k) savings accounts. Participants may be eligible for a company contribution of 80 cents for every pre-tax dollar contributed, up to 5 percent of eligible compensation.
Under our current policy, both the 401(k) and pension plan benefits will vest upon your third-year service date. Please note that you are always fully vested in the Allstate 401(k) Savings Plan for any of your pre-tax, Roth 401(k), and after-tax contributions as well as any rollover funds. All of our compensation and benefit programs are subject to future modifications.
We understand that you may be obligated to remain employed by your current employer for several months following your receipt of this letter. If this is correct, we will determine a mutually agreeable start date.
To confirm your acceptance of this offer of employment with Allstate subject to its policies and the terms and conditions of its compensation and benefit plans, please sign and date this letter and the Intellectual Property Assignment Agreement and return both via the enclosed mailer. An additional copy of each is enclosed for your records.
Sincerely,
/s/ Harriet K. Harty
Harriet K. Harty
Executive Vice President, Human Resources
ACCEPTED AND AGREED:
Name: John Dugenske
Signature: /s/ John Dugenske
Date:          October 6, 2016

The Allstate Corporation 2775 Sanders Road Northbrook, IL 60062